Exhibit 10.11

LEAR CORPORATION
2009 LONG-TERM STOCK INCENTIVE PLAN

FORM OF 2016 RESTRICTED STOCK UNIT TERMS AND CONDITIONS

1.    Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Plan.

2.    Grant and Vesting of Restricted Stock Units.
(a)    As of the Grant Date specified in the letter that accompanies this document, the Employee will be credited with the number of Restricted Stock Units set forth in the letter that accompanies this document. Each Restricted Stock Unit is a notional amount that represents one unvested share of Common Stock, $0.01 par value, of the Company (the "Common Stock"). Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this document, to distribution of a Share if and when the Restricted Stock Unit vests. If the Employee's employment with the Company and all of its Affiliates terminates before the date that all of the Restricted Stock Units vest, his or her right to receive the Shares underlying unvested Restricted Stock Units will be only as provided in Section 4.
(b)    Subject to Section 2(c) below, the Restricted Stock Units will vest on the third anniversary of the Grant Date. Notwithstanding anything contained herein to the contrary, the right of an Employee to receive Shares underlying a Restricted Stock Unit will be forfeited if the Committee determines, in its sole discretion, that (i) the Employee has entered into a business or employment relationship that is detrimentally competitive with the Company or substantially injurious to the Company's financial interests; or (ii) the Employee has been discharged from employment with the Company or an Affiliate for Cause.

(c)    The right of the Employee to receive Shares underlying the Restricted Stock Units will be 100% forfeited unless the Company achieves positive Adjusted Net Income in its 20___ fiscal year, as certified by the Committee.  “Adjusted Net Income” means net income attributable to the Company, excluding the impact of restructuring costs and subject to adjustment for other special items as provided in the Plan.

3.    Rights as a Stockholder.
(a)    Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Employee, the Employee will not be entitled to vote in respect of that RSU or that Share.
(b)    If the Company declares a cash dividend on its shares, then, on the payment date of the dividend, the Employee will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Employee through the record date. The dollar amount credited to an Employee under the preceding sentence will be credited to an account ("Account") established for the Employee for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Employee. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Employee's Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that

Exhibit 10.11

the Shares associated with the Employee's Restricted Stock Units are delivered (or forfeited at the time that the Employee's Restricted Stock Units are forfeited).
4.    Termination of Employment. Subject to the forfeiture provisions of clause 2(b) above, the Employee's right to receive the Shares underlying his or her Restricted Stock Units after termination of his or her employment will be only as follows:

(a)    End of Service. If the Employee experiences an End of Service Date, the Employee will be entitled to receive the Shares underlying any Restricted Stock Units that have then vested. In addition, provided that the performance condition in Section 2(c) is met as certified by the Committee, the Employee will be entitled to receive immediately the Shares underlying the number of Restricted Stock Units, if any, that have not yet vested but would have vested under Section 2 if the Employee's End of Service Date had been 24 months following his actual End of Service Date. The Employee will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested or would not have vested in the next 24 months as described in the preceding sentence. The Employee's "End of Service Date" is the date of his or her retirement after attaining a combination of years of age and service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service).

(b)    Other Termination of Employment.     If an Employee's employment with the Company shall be terminated for Disability or upon the Employee's death, the Employee (or the Employee’s estate) will be immediately entitled to receive the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above, to the extent not previously forfeited under Section 2(c). If an Employee's employment with the Company shall be terminated by the Company for any reason other than Cause, the Employee will be entitled to receive (i) in the case of a termination occurring prior to the first anniversary of the Grant Date and subject to achievement of the performance condition in Section 2(c) hereof, a number of Shares equal to the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above multiplied by a fraction, the numerator of which shall be the number of full months from the Grant Date through the date the Employee's employment terminated and the denominator of which shall be 12, or (ii) in the case of a termination occurring on or after the first anniversary of the Grant Date and subject to achievement of the performance condition in Section 2(c) hereof, the Shares underlying all of the Restricted Stock Units that have not yet vested under Section 2 above, in each case of (i) and (ii) above subject to the Employee signing a general release agreement (a “Release”) in form and substance reasonably acceptable to the Company in connection with the Employee’s termination of employment. The number of Shares in (i) and (ii) above, as applicable, will only be payable if the Employee executes and delivers a Release (and any revocation period expires) to the Company no later than forty-five (45) calendar days after the Employee’s termination of employment and the performance condition in Section 2(c) hereof is satisfied, and such Shares shall not become payable until the later of (x) forty-five (45) calendar days after the termination of employment, regardless of when the Release is returned to the Company and (y) the date the Committee certifies that the performance condition in Section 2(c) hereof has been satisfied. If an Employee is subject to an employment or severance agreement (which terms apply to this award) and is terminated by the Company for any reason other than Cause or the Employee terminates his or her employment for Good Reason (as defined in such agreement), then the preceding two sentences shall not apply and the terms of the employment or severance agreement shall govern instead; provided, however, that notwithstanding any language to the contrary in an Employee’s employment or severance agreement, no Shares hereunder will become payable unless and until the performance condition in Section 2(c) hereof has been satisfied. If an Employee's employment with the Company terminates for any reason other than those provided in Section 4(a) or in the preceding sentences of this Section 4(b), the Employee or his or her estate (in the event of his

Exhibit 10.11

or her death after termination) will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested. For each Employee who is a party to an employment or severance agreement with the Company, for purposes of this Section 4, the term "Disability" shall mean "Incapacity" as defined in such Employee's employment or severance agreement, as applicable.

5.    Timing and Form of Payment. Except as provided in this Section or in Section 2(b) or Section 4, once a Restricted Stock Unit vests, the Employee will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests. Shares will be credited to an account established for the benefit of the Employee with the Company's administrative agent. The Employee will have full legal and beneficial ownership with respect to the Shares at that time.

6.    Assignment and Transfers. The Employee may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

7.    Withholding Tax. The Company and any Affiliate will have the right to retain Shares or cash that are distributable to the Employee hereunder to the extent necessary to satisfy any withholding taxes, whether federal or state, triggered by the distribution of Shares or cash pursuant to the Award reflected in this document.

8.    Securities Law Requirements.

(a)     The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b)     No person who acquires Shares pursuant to the Award reflected in this document may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act")) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

9.    No Limitation on Rights of the Company. Subject to Sections 4.3 and 15.2 of the Plan, the grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.    Plan, Restricted Stock Units and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in this document is a contract of employment, and no terms of employment of the Employee will be affected in any

Exhibit 10.11

way by the Plan, the Restricted Stock Units, the Award, this document or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Employee for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Employee and to treat him or her without regard to the effect that treatment might have upon him or her as an Employee.

11.    Employee to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Employee will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

12.    Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Employee, to the last known address of the Employee in the Company's records.

13.    Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

14.    Code Sections 409A and 162(m). Notwithstanding any other provision in this Restricted Stock Unit document, if an Employee is a "specified employee" (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Employee before the earlier of (i) the expiration of the six-month period measured from the date of the Employee's termination of employment, and (ii) the date of the Employee's death. This Award is intended to qualify for the Performance-Based Exception (as defined in the Plan) under Code Section 162(m).

15.    Incentive Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in this document to the contrary, the Award is subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

16.    Plan Document Controls. The rights granted under this Restricted Stock Unit document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan document, the Plan document will control.